Exhibit 99.2

Domino’s, Inc. Announces Satisfaction of Consent Condition

in Tender Offer for 10 3/8% Senior Subordinated Notes Due 2009

ANN ARBOR, Michigan – June 10, 2003 – Domino’s, Inc. announced today that it has received consents from noteholders representing in excess of a majority in principal amount of its outstanding 10 3/8% Senior Subordinated Notes due 2009 (the “Notes”) and that the consent condition related to the pending tender offer for all of the outstanding Notes has been satisfied. Following receipt of the consents described above, Domino’s, Inc., certain of its subsidiaries and The Bank of New York, as trustee, executed the second supplemental indenture to the indenture governing the Notes providing for the amendments to the indenture described in the Offer to Purchase and Consent Solicitation Statement dated May 28, 2003 and the related Consent and Letter of Transmittal (collectively, the “Tender Offer Documents”). These amendments will become operative on the date that Domino’s accepts for purchase Notes that are validly tendered in the tender offer. As of 5:00 p.m., New York City time, on June 10, 2003, 97% of the outstanding principal amount of the Notes have been tendered.

Requests for Tender Offer Documents or questions concerning the procedures for tendering Notes may be directed to MacKenzie Partners, Inc., as information agent for the tender offer, at 105 Madison Avenue, New York, New York 10016. The information agent may be telephoned toll-free at (800) 322-2885 or at (212) 929-5500. The Dealer Manager for the tender offer is J.P. Morgan Securities Inc. Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager, Attention: Spencer Alstodt, at 270 Park Avenue, New York, New York 10017, telephone number (212) 270-1100.

About Domino’s:

Founded in 1960, Domino’s Pizza operates a network of 7,253 company-owned and franchised stores in the United States and more than 50 countries, and is the recognized leader in pizza delivery. Domino’s Pizza was named “Chain of the Year” for 2003 by Pizza Today magazine, the leading publication of the pizza industry. Domino’s website, containing information in English and Spanish, can be found at www.dominos.com.

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Domino’s Contacts:

Lynn Liddle, Executive V.P., Communications & Investor Relations, (734) 930-3008

Tim McIntyre, V.P., Corporate Communications, (734) 930-3563

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.